Exhibit 10.12

ESAB Corporation

Executive Officer Severance Plan

and

Summary Plan Description

-i-

Introduction and Highlights

ESAB Corporation (the “Company”) has adopted the ESAB Corporation Executive Officer Severance Plan (the “Plan”) for eligible executive officer level employees of the Company and its participating subsidiaries and affiliates (“Participating Employers”) who are not otherwise contractually entitled to severance compensation. The purpose of the Plan is to provide equitable treatment for terminated eligible employees in concert with the Company’s values and culture, provide financial support for such employees seeking new employment, and recognize such employees’ contributions to the Company. The Company further believes that the Plan will aid the Company in attracting and retaining highly qualified executive officer level employees who are essential to its success.

This document sets out the Plan’s provisions on its effective date, which is _______, 2022. This document serves as the Plan’s official document and summary plan description. It replaces and supersedes any plan document, summary, or description you may have previously received regarding the Company’s or its affiliates’ severance benefits as they apply to you. The Glossary at the end of this document defines the capitalized terms used in the Plan or tells you where in this document to find a term’s meaning. When you encounter a capitalized term, turn to the Glossary to find its meaning.

You are eligible to receive Severance Pay and other benefits under the Plan if (i) you meet the applicable eligibility criteria and you are not otherwise contractually entitled to severance compensation, (ii) your employment terminates under circumstances which entitle you to benefits hereunder, (iii) you timely sign and return a Waiver and Release Agreement, (iv) the Waiver and Release Agreement has become effective as described below, and (v) you comply with the covenants set forth in this Plan, including the confidentiality, non-competition, non-solicitation and non-disparagement covenants herein. The “Covenant and Release Requirements” will be considered satisfied as of a specified date if the requirements set forth in the forgoing clauses (iii), (iv), and (v) are met as of such date.

Severance Pay is based on your position and is equal to a multiple of your base salary. Severance Pay also includes payment of a pro-rated portion of your annual bonus. As set forth below, certain benefits coverage may continue to be available for a specified time period after your Termination Date.

Eligibility to Participate

You are eligible to participate in the Plan only if you are an active, full-time executive officer level employee of the Company or a Participating Employer. For the avoidance of doubt, “executive officer” has the definition given under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Who Is Not Eligible to Participate

Notwithstanding any other Plan provision, you are not eligible to participate in the Plan and will be excluded from coverage under the Plan if you are:

(A)

an employee who is a party to an individual arrangement or a written employment agreement providing severance compensation other than pursuant to the Plan (for the avoidance of doubt, employees party to such an arrangement or agreement as of the effective date of this Plan are not eligible to participate until such arrangement or agreement ends or is otherwise terminated and it is the intention of the Company to not enter into non-Plan based severance arrangements from the effective date hereof);

(B)	employed in a position that is not eligible to participate in the Plan; or

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(C)

covered by a local practice or local law outside the U.S. that provides for severance payments and/or benefits in connection with a voluntary or involuntary termination of employment that are greater than the severance payments and/or benefits set forth in the Plan.

Eligibility for Severance Benefits

Right to Severance Payments and Benefits

You will be eligible to receive severance payments and benefits from the Company as set forth in the Severance Payments and Benefits Section of this Plan if your Termination Date occurs for any one or more of the following reasons:

(A)	Your employment is terminated by the Company or a Participating Employer, other than for Cause; or

(B)	You terminate your employment for Good Reason.

To qualify for severance payments and benefits under the Plan upon voluntary termination for Good Reason, you must notify the Company and Participating Employer in writing of termination for Good Reason, specifying the event constituting Good Reason, within thirty (30) calendar days after the occurrence of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing period will be deemed a waiver of the right to voluntarily terminate your employment for that Good Reason event. The Company or Participating Employer will have a period of thirty (30) calendar days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to severance payments and benefits under the Plan. If the Company or Participating Employer waives its right to cure or does not, within the thirty (30) day period, cure the Good Reason, you will be entitled to severance payments and benefits under the Plan subject to the terms and conditions hereof, and your actual Termination Date will be determined in the sole discretion of the Company, but in no event will it be later than thirty (30) days from the date the Company or Participating Employer waives its right to cure or the end of the thirty (30) day period in which to cure the Good Reason, whichever is earlier.

Ineligibility for Severance Benefits

Notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits under the Plan if:

(1)	You terminate your employment (including by reason of retirement) other than for Good Reason;

(2)	You terminate your employment as a result of Disability;

(3)	You are terminated for Cause;

(4)

You refuse to accept a transfer to a position with the Company or a Participating Employer, as applicable, for which you are qualified, as determined by the Company, by reason of your knowledge, training, and experience, provided that the transfer would not constitute Good Reason for termination; or

(5)	You violate the Covenant and Release Requirements described below.

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Covenant and Release Requirements

Notwithstanding any other provision of the Plan, you will not be eligible for severance payments and benefits (or continued receipt of severance payments and benefits), if you violate any of the following Covenant and Release Requirements:

Release

You must execute and deliver to the Company or a Participating Employer a Waiver and Release Agreement within forty-five (45) calendar days following your receipt of such Waiver and Release Agreement, which Waiver and Release Agreement must be provided to you within seven (7) calendar days following your Termination Date, and the Waiver and Release Agreement must have become effective and irrevocable in accordance with its terms.

Confidentiality

During the course of your employment with the Company or a Participating Employer, you may receive special training and/or may be given access to or may become acquainted with Confidential Information of the Company. As used in this section, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other information which relates to the business of the Company, a Participating Employer, or to any of their subsidiaries, and which has not been disclosed by the Company to the public, or which is not otherwise generally available to the public.

You acknowledge that the Confidential Information of the Company, as such may exist from time to time, is a valuable, confidential, special and unique asset of the Company and its subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses. You agree that, during the course of your employment with the Company or a Participating Employer, or at any time thereafter, you will not, directly or indirectly, communicate, disclose or divulge to any Person, or use for your benefit or the benefit of any Person, in any manner, any Confidential Information of the Company, acquired during your employment with the Company or a Participating Employer or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries, except as required in the course of your employment with the Company or a Participating Employer or as otherwise may be required by law. For the purposes of this section, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

All documents and other materials relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by you or otherwise coming into your possession, are the exclusive property of the Company and such respective subsidiaries, and must not be removed from the premises of the Company, except as required in the course of your employment with the Company or a Participating Employer. You will return all such documents and materials (including any copies thereof, electronic or otherwise) to the Company or a Participating Employer when you cease to be employed by the Company or a Participating Employer or upon the earlier request of the Company or the Company’s Board of Directors.

Agreement Not to Compete

While employed by the Company or a Participating Employer and thereafter until the later of (i) one (1) year following your Termination Date or (ii) the expiration of your Severance Pay Period (as defined below), you shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including yourself) compete with the Business (as defined below) within the Territory (as defined below). For these purposes, “Business” means an entity engaged in the same or similar business as the Company or its subsidiaries, including any entity which competes with the Company’s or its subsidiaries’ products or services, or may reasonably be construed to compete with the Company’s or its

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subsidiaries’ products and services at the time of Executive’s termination of employment. For these purposes, “Territory” means those states in the United States of America in which the Company or a Participating Employer is operating and those countries abroad in which the Company or a Participating Employer has significant operations at the time of Executive’s termination of employment.

Agreement Not to Solicit Employees or Clients

While employed by the Company or a Participating Employer and for a period of two (2) years following your Termination Date, you shall not, except with the Company’s express prior written consent, for the benefit of any entity or person (including yourself) solicit, induce or encourage any employee of the Company, a Participating Employer or any of their subsidiaries, to leave the employment of the Company, or solicit or accept business from any customer or client of the Company, a Participating Employer or any of their subsidiaries or solicit, induce or encourage any customer, or client of the Company, a Participating Employer or any of their subsidiaries, to cease or reduce its business with the Company, a Participating Employer or any of their subsidiaries.

Non-Disparagement

You shall not, at any time while employed by the Company or a Participating Employer or thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, a Participating Employer or any of their subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses customers, suppliers, investors or other associated third parties or their respective reputations. Notwithstanding the foregoing, nothing in this Plan shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

Nothing in this Plan prohibits, limits, or restricts, or shall be construed to prohibit, limit, or restrict, you from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act and the rules and regulations thereunder), without notice to or consent from the Company or a Participating Employer. Moreover, the federal Defend Trade Secrets Act of 2016 immunizes you against criminal and civil liability under federal or state trade secret laws under certain circumstances if you disclose a trade secret for the purpose of reporting a suspected violation of law. Immunity is available if you disclose a trade secret in either of these two circumstances: (1) you disclose the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a legal proceeding, you disclose the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

Disability

“Disability” means that you are unable, due to a physical or mental condition, to perform the essential functions of your position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

Cause

“Cause” means the following:

(1)	Your conviction or plea of guilty or nolo contendere for commission of a felony or a crime involving moral turpitude;

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(2)	Your willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company, a Participating Employer or their subsidiaries or affiliates; or

(3)

Your continued failure to substantially perform your duties (other than such failure resulting from your incapacity due to physical or mental illness), which failure is not remedied within thirty (30) calendar days after written demand for substantial performance is delivered by the Company or the Participating Employer that specifically identifies the manner in which the Company or Participating employer believes that you have not substantially performed your duties; or

(4)

Your material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

“Cause” will be interpreted, in good faith, by the Compensation Committee (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

Good Reason

“Good Reason” means the occurrence of any one or more of the following events which occur without your express written consent:

(1)

The assignment to you of duties materially inconsistent with your position and status or an alteration, materially adverse to you, in the nature of your duties, responsibilities, and authorities, your position or the conditions of your employment (other than inadvertent actions which are promptly remedied); except the foregoing will not constitute Good Reason if occurring (A) in connection with the termination of your employment for Cause, Disability, or as a result of your death, (B) as a result of action by or with your consent or (C) as a result of reasonable adjustments in your range of duties, responsibilities and authorities as needed to accommodate a change in the size of the Company or Participating Employer (which is to include a change in title or reporting to another senior executive officer); provided, however, that such adjustments do not reduce your compensation; or

(2)

The Company or a Participating Employer requiring you to relocate your principal place of business for the Company or Participating Employer to a location at least fifty (50) miles from your current place of business, and which is at least fifty (50) miles longer distance from your place of residence.

Severance Payments and Benefits

Under the Plan, you are eligible to receive Severance Pay and benefits as set forth below, provided you meet the eligibility criteria for participation in the Plan and for the receipt of severance payments and benefits described in the Plan.

Cash Severance Payments

General

If you are eligible for severance benefits, as defined by the Plan, you will be entitled to Severance Pay, subject to the terms and conditions of the Plan in an amount equal to twelve (12) months’ of your Base Salary, plus payment of your pro-rated Bonus for the year of termination.

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Payments of Severance Pay will begin as of the date that is sixty (60) days after your Termination Date (the “Payment Start Date”) provided that the Covenant and Release Requirements are satisfied as of such date. Thereafter, payment of Severance Pay will be made in substantially equal installments over the Severance Pay Period at regular payroll intervals according to your pay schedule prior to your Termination Date (unless otherwise required under Section 409A of the Code) for so long as the Covenant and Release Requirements remain satisfied. Your “Severance Pay Period” shall mean the twelve (12) month period included in your severance multiplier. If the Covenant and Release Requirements are not satisfied as of the Payment Start Date or any scheduled payment date, you will not receive (or continue to receive) Severance Pay (or other benefits) under the Plan.

No Duplication of Benefits/No Substitution

Nothing in the Plan, a change in control plan or agreement, an offer letter or letter agreement from the Company or a Participating Employer, a prevailing practice of the Company or a Participating Employer, or any oral statement made by or on behalf of the Company or a Participating Employer will entitle you to receive duplicate benefits in connection with a voluntary or involuntary termination of employment. For example, you are not eligible for payments and benefits under both this Plan and an employment or change in control letter agreement between you and the Company or a Participating Employer. The Company’s (or any Participating Employer’s) obligation to make payments under the Plan will be expressly conditioned upon you not receiving duplicate payments. In addition, if you are entitled to Severance Pay under the Plan, you will not receive payment of your Bonus for the year in which your Termination Date occurs (other than a pro-rated portion of the Bonus as described above).

To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to an employee under another plan of the Company or a Participating Employer (or their affiliates) or an agreement with an employee and the Company or a Participating Employer (or their affiliates), including an employment agreement, change in control plan or agreement, offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Section 409A of the Code, the Plan shall be administered to ensure that no payment or benefit under the Plan will be (i) accelerated in violation of Section 409A of the Code or (ii) further deferred in violation of Section 409A of the Code.

Offset for U.S. Expatriates

The amount of the total Severance Pay to which you are entitled under the Plan will be reduced (but not below zero) for U.S. expatriates by an amount equal to any payments of severance required to be paid by law in any country other than the U.S., and the payments and benefits under the Plan are conditioned upon any such payments required to be paid by law being offset. Any offset shall be applied in a manner consistent with Section 409A of the Code to the extent that either the Severance Pay or the payments required to be paid are subject to Section 409A of the Code.

Debt owed to the Company or a Participating Employer

If you owe the Company or a Participating Employer money for any reason, the Company or Participating Employer may offset the amount of the debt from Severance Pay to the extent permitted by law; provided, however, that, any such offset shall be applied in a manner consistent with Section 409A of the Code to the extent that the Severance Pay is subject to Section 409A of the Code..

Continuation of Employee Benefits/Special Benefits

During your Severance Pay Period (and from and after your Termination Date), you are not considered an employee of the Company or a Participating Employer for any purpose — including eligibility under any Company or Participating Employer or affiliate’s employee benefit plan. The following benefits, however, will continue to be available as outlined below:

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Health Care Plans

If you and your dependents were enrolled in the Company’s or Participating Employer’s or affiliate’s medical and/or dental plan on your Termination Date, this coverage will continue until the end of the month in which you are no longer employed with the Company or a Participating Employer, as applicable. At termination of employment, you and your enrolled eligible dependents will be offered the opportunity to elect to continue your current plan coverage beyond the end of the month in which you are no longer employed with the Company or a Participating Employer under one of two options, to the extent permitted by applicable law. The option that applies to you will depend upon whether or not the Covenant and Release Requirements have been satisfied as of the Payment Start Date.

Option I applies to you if the Covenant and Release Requirements are satisfied as of the Payment Start Date. Under Option I, your eligibility for Company-, or Participating Employer-, paid medical and/or dental plan coverage will continue for you and your family until the earliest of (i) the end of your Severance Pay Period, (ii) the date you begin new employment, (iii) the date that COBRA coverage would otherwise end by its terms, provided, in any case, that you timely elect COBRA continuation coverage for you and your family on the forms provided to you, or (iv) the date that you violate the Covenant and Release Requirements. Option I continuation coverage is COBRA continuation coverage, but its cost is paid by the Company or a Participating Employer. Please remember that your eligible dependents will be able to continue their medical and/or dental coverage under Option I only if you are also entitled to continue coverage under this option.

Option II applies to you if the Covenant and Release Requirements are not satisfied as of the Payment Start Date. Option II provides for the continuation of medical and/or dental plan coverage as required under COBRA. Under COBRA you are required to pay the full cost of coverage for you and your covered dependents plus a 2% administrative fee. The COBRA continuation period begins as of the first day following the month in which your Termination Date occurs. As with Option I, you are only entitled to COBRA continuation coverage if you timely elect the coverage on the forms provided to you.

If Option I applies to you, then after your Company-, or Participating Employer-, paid continuation coverage ends, you can continue COBRA coverage, if any. In any event, any medical and/or dental coverage that continues during your Severance Pay Period is also applied toward your maximum continuation period and does not extend the COBRA continuation coverage period.

Detailed information about the two benefit continuation options described above will be mailed to you at the time of termination.

Outplacement

You will be eligible for outplacement services with one of the Company’s or Participating Employer’s preferred providers in accordance with the Company’s or Participating Employer’s outplacement services that are in effect for employees at your level as of your Termination Date during your Severance Pay Period; provided, however, that no outplacement services will be provided if the Covenant and Release Requirements are not satisfied.

Other Benefits

Accrued and unused vacation days (including banked vacation), long-term performance awards, and vesting and exercising of equity awards will be determined in accordance with the applicable Company or Participating Employer plans, programs and/or policies. All other benefits coverage and eligibility to participate in the Company’s or Participating Employer’s benefit plans will end as of your Termination Date except as otherwise expressly provided by the terms of the applicable benefit plans.

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Notwithstanding the foregoing, if you are entitled to Severance Pay under the Plan, you will not receive payment of any portion of your Bonus for the year in which your Termination Date occurs (other than a prorated portion of the Bonus as described above.

Amendment and Plan Termination

The Company reserves the right to terminate or amend the Plan, in whole or in part, at any time in the Company’s sole discretion. The Company reserves the right to implement changes even if the changes have not been reprinted or substituted in this document.

Additional Plan Information

Employment Status

The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment with the Company, a Participating Employer, or any of their respective affiliates.

Withholding of Taxes

The Company or a Participating Employer will withhold from any amounts payable under the Plan all Federal, state, local or other taxes that are legally required to be withheld from your severance payments.

No Effect on Other Benefits

Neither the provisions of this Plan nor the severance payments and benefits provided for under the Plan will reduce any amounts otherwise payable to you under any incentive, retirement, stock option, stock bonus, stock ownership, group insurance or other benefit plan.

Validity and Severability

The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, which will remain in full force and effect, and any prohibition or unenforceability in any jurisdiction will not invalidate that provision, or render it unenforceable, in any other jurisdiction.

Unfunded Obligation

All severance payments and benefits under the Plan constitute unfunded obligations of the Company and the Participating Employers. Severance payments will be made, as due, from the general funds of the Company or the Participating Employers. The Plan constitutes solely an unsecured promise by the Company and the Participating Employers to provide severance benefits to you to the extent provided in the Plan. For avoidance of doubt, any medical or dental insurance coverage to which you may be entitled under the Plan will be provided under other applicable employee benefit plans of the Company or Participating Employer.

Type of Plan and Governing Law

This Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor. In addition, the Plan is intended to be a plan that primarily for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Delaware, excluding choice of law rules.

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Section 409A

Exemption

It is intended that payments of Severance Pay under the Plan will be exempt from Section 409A of the Code to the extent payments (i) do not exceed two times the lesser of (1) the employee’s total annual compensation based on the employee’s annual rate of pay for the prior taxable year (adjusted for any increase that was expected to continue indefinitely) or (2) the limitation under Code Section 401(a)(17) for the year in which the employee has a separation from service within the meaning of Section 409A of the Code and Treasury regulation Section 1.409A-1(h) ($290,000 in 2021 (2x = $580,000)), and (ii) are paid in full no later than December 31 of the second year following a separation from service, or to the extent that such payments otherwise fit within an exemption provided by Section 409A of the Code or applicable guidance. Similarly, other benefits provided under the Plan are intended to be exempt from Section 409A of the Code to the extent an applicable exemption is applicable.

Specified Employees

In general, Section 409A of the Code prohibits certain payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) to “Specified Employees” within 6 months following the Specified Employee’s separation from service. This rule does not apply to amounts which are exempt from the requirements of Section 409A of the Code. To comply with this rule and notwithstanding any other provision of the Plan to the contrary, if any payment or benefit under the Plan is subject to Section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the employee’s separation from service (within the meaning of Section 409A of the Code) and if the employee is a Specified Employee (within the meaning of Section 409A of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the employee’s separation from service, such payment or benefit shall be delayed until the first day of the seventh month following the Executive’s separation from service and shall at that time be paid on a lump sum (or, in the case of a non-cash benefit, shall be provided in a manner that is consistent with Section 409A of the Code). Any amount that would have been paid or provided during this six month period will be paid on the first business day of the seventh month following the separation from service, or, if earlier, the date of the individual’s death.

Statement of Intent

To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more exemptions available under the final Treasury regulations promulgated under Section 409A of the Code. To the extent that any such amount or benefit is or becomes subject to Section 409A of the Code, this Plan is intended to comply with the applicable requirements of Section 409A of the Code with respect to those amounts or benefits so as to avoid the imposition of taxes and penalties. This Plan will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

The Company in its sole discretion may modify the timing of payments and benefits under the Plan for the sole purpose of exempting those payments and benefits from Section 409A of the Code. To the extent that any payment or benefit under the Plan is modified to comply with Section 409A of the Code or to be exempt from Section 409A of the Code, the modification or exemption will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable payment or benefit without violating the provisions of Section 409A of the Code.

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In no event whatsoever will the Company, a Participating Employer or any of their affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Each payment under the Plan is intended to be a “separate payment” and not a series of payments for purposes of Section 409A of the Code. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv).

Assignment

The Plan will inure to the benefit of and will be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount is still payable to you under the Plan had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to your estate. Your rights under the Plan will not otherwise be transferable or subject to lien or attachment.

Other Benefits

Nothing in this document is intended to guarantee that benefit levels or costs will remain unchanged in the future in any other plan, program or arrangement of the Company or a Participating Employer. The Company, a Participating Employer and their affiliates and subsidiaries reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company, a Participating Employer or their subsidiaries or affiliates in accordance with the terms of that plan, program or arrangement and applicable law.

Oral Statements

The provisions of this document supersede any oral statements made by any employee, officer, or Board member of the Company or any Participating Employer regarding eligibility, severance payments and benefits.

Successors and Assigns

This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and will be binding upon and inure to the benefit of you and your legal representatives, heirs and legatees.

Administrative Information about Your Plan

Employer Identification Number

ESAB Corporation’s employer identification number is 87-0923837.

Claim for Benefits

If you believe that you are entitled to payments and benefits under the Plan that are not provided to you, or you disagree with any other action taken by the Plan Administrator with respect to the Plan, then you may submit a claim to the Plan Administrator in writing. A claim must be made in writing and submitted within six (6) months of your Termination Date. In the event you make a claim for benefits beyond six (6) months of your Termination Date, then you are expressly precluded from receiving any severance payments and/or benefits under the Plan.

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Claims Review Procedures

You will be notified in writing by the Plan Administrator if your claim under the Plan is denied.

If a claim for benefits under the Plan is denied in full or in part, you may appeal the decision to the Plan Administrator.

To appeal a decision, you must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within sixty (60) days after you receive notice of the claim denial described above. You may also include information or other documentation in support of your claim.

You will be notified of a decision within ninety (90) days (which may be extended to one hundred eighty (180) days, if required) of the date your appeal is received. To the extent applicable, this notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure. If the Plan Administrator requires an extension of time to respond to your appeal, you will receive notice of the reason for the extension within the initial ninety (90) day period and a date by which you can expect a decision.

If the original denial is upheld on first appeal, you may request a review of this decision. You may submit a written request for reconsideration to the Plan Administrator (as listed on the last page of this Section) within sixty (60) days after receiving the denial.

You can review all plan documents in preparing your appeal and you may have a qualified person represent you- during the appeal process. Any documents or records that support your position must be submitted with your appeal letter.

The case will be reviewed, and you will receive written notice of the decision within sixty (60) days (which may be extended to one hundred twenty (120) days, if required). The written notice will include the specific reasons for the decision and specific reference to the Plan provision(s) on which the decision is based.

Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, you will be advised of your right to file a claim in court. It is the Company’s intent that in any challenge to a denial of benefits on final appeal under these procedures, the court of law or a professional arbitrator conducting the review will apply to a deferential (“arbitrary and capricious”) standard and not a de novo review.

Legal Action

You may not bring a lawsuit to recover benefits under the Plan until you have exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one (1) year statute of limitations on suits for all benefits will apply in any forum where you may initiate such a suit.

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Participating Employers

A complete list of ESAB Corporation’s affiliates, subsidiaries or divisions that participate in the Plan may be obtained from the Plan Administrator by written request. See the chart at the end of this Section for the name and address of the Plan Administrator.

Plan Administrator

The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. The rules, interpretations, computations and other actions of the Plan Administrator or its delegate will be final, binding and conclusive on all persons. The chart at the end of this Section contains the name and address of the Plan Administrator. Notwithstanding the foregoing, if and to the extent required by applicable law, the rules of any applicable securities exchange on which the shares of Company common stock is traded or the Company’s by-laws or articles of incorporation, the Plan will be administered by the Company’s Board or the Compensation Committee.

Your Rights and Privileges under ERISA

As a participant in the Plan, you are entitled to certain rights and protection under Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that you shall be entitled to:

Receive Information about Your Plan and Benefits

Examine, without charge, at the Company’s offices and at other specified locations all documents governing the Plan filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

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Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

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Other Administrative Facts

Severance Plan
Name of Plan	ESAB Corporation Executive Officer Severance Plan

Type of Plan	ERISA “welfare plan” that is a severance pay arrangement

Plan Records	Kept on a calendar-year basis

Plan Year	January 1 — December 31

Plan Funding	Unfunded—Company and Participating Employers provide severance benefits from general assets.

Plan Sponsor	ESAB Corporation

Plan Administrator and Named Fiduciary	ESAB Corporation 909 Rose Avenue, Suite 800 North Bethesda, Maryland 20852

Agent for Service of Legal Process on the Plan	ESAB Corporation c/o General Counsel 909 Rose Avenue, Suite 800 North Bethesda, Maryland 20852

Trustee	Not applicable

Insurance Company	Not applicable

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Glossary

It is important to know about the following terms as they apply to the Plan.

Base Salary	Your base rate of salary in effect as of the effective date of your Termination Date (determined without regard to any reduction in your rate of base salary under circumstances that constitute Good Reason), including salary reductions under Code Sections 132(f), 125, 137, or 401(k), and excluding overtime, bonuses, income from stock options, stock grants, dividend equivalents, benefits-in-kind, allowances (including, but not limited to, car values, vacation bonuses, food coupons) or other incentives, and any other forms of extra compensation. No foreign service or expatriate allowances shall be included in determining base salary or the amount of severance payments payable under the Plan.

Bonus	Your target annual incentive bonus for the year in which your Termination Date occurs as determined under the Company’s or Participating Employer’s annual incentive bonus plan.

Business	Business is defined on page 3 in the Eligibility For Severance Benefits Section, under the subheading, “Agreement Not to Compete”.

Cause	Cause is defined beginning on page 4 in the Eligibility For Severance Benefits Section; under the subheading, “Cause”.

COBRA	The continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code	The Internal Revenue Code of 1986, as amended.

Company	ESAB Corporation

Compensation Committee	The Compensation Committee of the Board of Directors of ESAB Corporation

Covenant and Release Requirements	Covenant and Release Requirements is defined on page 1 in the Introduction and Highlights Section.

Disability	Disability is defined on page 4 in the Eligibility for Severance Benefits Section, under the subheading “Disability”.

ERISA	The Employee Retirement Income Security Act of 1974, as amended, which is a Federal employee benefits law.

Waiver and Release Agreement	A Waiver and Release Agreement in the form attached hereto as Exhibit A.

Good Reason	Good Reason is defined on page 5 in the Eligibility for Severance Benefits Section, under the subheading “Good Reason”.

Participating Employer	A subsidiary or affiliate of the Company that participates in the Plan.

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Payment Start Date	Payment Start Date is defined on page 6 in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Plan	ESAB Corporation Executive Officer Severance Plan, as set forth in this document and as it may be amended from time to time.

Severance Pay	Severance Pay is the cash severance benefits to which you are entitled under the Plan, as described in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Severance Pay Period	Severance Pay Period is defined on page 6 in the Severance Payments and Benefits Section, under the subheading “Cash Severance Payments”.

Specified Employee	Specified Employee is defined on page 9 in the Section 409A Section, under the subheading “Specified Employees”.

Termination Date	The date on which your employment with the Company, the Participating Employers and their respective affiliates terminates for any reason. To the extent that any payments or benefits under the Plan are subject to Section 409A of the Code, the determination of whether your Termination Date has occurred (or whether you have otherwise had a termination of employment) shall be made in accordance with the provisions of Section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

Territory	Territory is defined on page 3 in the Eligibility For Severance Benefits Section, under the subheading, “Agreement Not to Compete”.

* * *

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WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of [TO BE DETERMINATED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by [NAME OF EXECUTIVE]    (the “Executive”) in consideration of the severance pay (the “Severance Payment”) provided to the Executive by [ ESAB CORPORATION OR THE PARTICIPATING EMPLOYER] (the “Company”) pursuant to The ESAB Corporation Executive Officer Severance Plan (the “Plan”).

1.

Waiver and Release. The Executive, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment and any other acts or omissions related to any matter occurring on or prior to the Effective Date. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); the West Virginia Human Rights Act; the Massachusetts Wage Act; S.D. Codified Laws § 20-7-11; N.D. Cent. Code § 9-13-02; any claim arising under any state or local laws, ordinances or regulations (including, but no limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); any allegation for costs, fees or other expenses including attorneys’ fees incurred in the matters referenced herein; and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Executive understands that nothing in this Agreement precludes the Executive from filing any charge with or communicating with the Equal Employment Opportunity Commission or any other state or federal governmental agency or from testifying, assisting, or participating in any investigation, hearing, or proceeding of governmental agency. However, the Executive agrees to forever waive the Executive’s right to recover or receive any personal relief, monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from the Company and/or Employer relating to any matter whatsoever up to the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement (i) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, the Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder), without notice to or consent from the Company, or (ii) to the extent required by law, prohibits or shall be construed to prohibit the Executive from receiving a reward from the Securities and Exchange Commission or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.	Acknowledgments. The Executive is signing this Waiver and Release Agreement knowingly and voluntarily. He or she acknowledges that:

(a)	He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

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(b)

He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of the Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)

He or she has been given at least forty-five (45) calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least forty-five (45) days to consider this Waiver and Release Agreement;

(e)

He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Company. He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)

He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.

No Admission of Liability. This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.

Entire Agreement. There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement

5.	Execution. It is not necessary that the Employer sign this Waiver and Release Agreement following the Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.

Severability. If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.	Governing Law. This Waiver and Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

8.

Headings. Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

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IN WITNESS WHEREOF, the undersigned has duly executed this Waiver and Release Agreement as of the day and year first herein above written.

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